UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 2)

ARK Restaurants Corp.
-----------------------
(Name of Issuer)

COMMON STOCK, $.01 par value
-----------------------
(Title of Class of Securities)

011591680
-----------------------
(CUSIP Number)

Murray A. Indick
Prides Capital Partners, L.L.C.
200 High Street, Suite 700
Boston, MA 02110
(617) 778-9200
-----------------------
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

August 31, 2004
-----------------------
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.011591680            SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Prides Capital Partners, L.L.C.

         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
         20-0654530

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) []
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.  SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)
    [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
    [ ]
-----------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     9.05%**
-----------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
        OO ( Limited Liability Company)
-----------------------------------------------------------------------
** See Item 5

CUSIP NO.011591680            SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Kevin A. Richardson, II

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) []
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.  SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)
    [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
     [ ]
-----------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.05%**
-----------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------
** See Item 5

CUSIP NO.011591680            SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Henry J. Lawlor, Jr.

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) []
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.  SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)
    [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES
     [ ]
-----------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.05%**
-----------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------
** See Item 5

CUSIP NO.011591680           SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Murray A. Indick

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) [ ]
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.   SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)
    [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
      USA
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
        CERTAIN SHARES
        [ ]
-----------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.05%**
-----------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------
** See Item 5

CUSIP NO. 011591680           SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Charles E. McCarthy

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) []
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.   SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) or 2(e)
         [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
    [ ]
-----------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.05%**
-----------------------------------------------------------------------
14. TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------
** See Item 5

CUSIP NO. 011591680            SCHEDULE 13D
-----------------------------------------------------------------------
1.  NAME OF REPORTING PERSON

         Christian Puscasiu

-----------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
    (a) []
    (b) [x]
-----------------------------------------------------------------------
3.  SEC USE ONLY
-----------------------------------------------------------------------
4.   SOURCE OF FUNDS*
        See Item 3
-----------------------------------------------------------------------
5.  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
    PURSUANT TO ITEMS 2(d) or 2(e)
    [ ]
-----------------------------------------------------------------------
6.  CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
-----------------------------------------------------------------------
7.  SOLE VOTING POWER
         -0-
-----------------------------------------------------------------------
8.  SHARED VOTING POWER
         309,480.00**
-----------------------------------------------------------------------
9.  SOLE DISPOSITIVE POWER
          -0-
-----------------------------------------------------------------------
10. SHARED DISPOSITIVE POWER
         309,480.00**
-----------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         309,480.00**
-----------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES
    [ ]
-----------------------------------------------------------------------
13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
      9.05%**
-----------------------------------------------------------------------
14.  TYPE OF REPORTING PERSON
        IN
-----------------------------------------------------------------------
** See Item 5
CUSIP NO. 011591680                    SCHEDULE 13D

Item 1. Security and Issuer

This Amendment No. 2 amends the Statement on Schedule 13D (the "Schedule13D") filed with the Securities and Exchange Commission (the "Commission") on July 7, 2004 by Prides Capital Partners, L.L.C. a Delaware limited liability company, Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu. This amendment to the Schedule 13D relates to the shares of Common Stock, $.01 par value (the "Common Stock") of ARK Restaurants Corp., a New York corporation (the "Issuer"). The principal executive office and mailing address of the Issuer is 85 Fifth Avenue, New York, NY 10003 (the "Issuer"). The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Schedule 13D.

CUSIP NO. 011591680                     SCHEDULE 13D

Item 5. Interest in Securities of the Issuer

(a), (b) According to the Issuer's 10-Q filed on August 10, 2004, there were 3,419,899 shares of Common Stock issued and outstanding as of August 9, 2004. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 309,480 shares of Common Stock, representing 9.05% of the shares outstanding, held by Prides Capital Partners, L.L.C. Voting and investment power concerning the above shares are held solely by Prides Capital Partners, L.L.C.

Although Kevin A. Richardson, II, Henry J. Lawlor, Jr., Murray A. Indick, Charles E. McCarthy and Christian Puscasiu are joining in this Amendment as Reporting Persons, the filing of this Amendment shall not be construed as an admission that any of them are, for any purpose, the beneficial owner of any of the securities that are beneficially owned by Prides Capital Partners, L.L.C.

c) Since the date of the last acquisition reported in the Schedule 13D, the Reporting Persons purchased the following shares of Common Stock in the open market:

Trade Date	Shares	Price	/Share

08-10-04	500	23.03
08-11-04	500	23.20
08-12-04	4,000	24.36
08-13-04	10,000	24.20
08-26-04	1,454	22.19
08-30-04	3,000	23.56
08-31-04	20,800	23.95

Item 7. Material to be Filed as Exhibits

Exhibit A Joint Filing Undertaking.

CUSIP NO.011591680                    SCHEDULE 13D

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: September 3, 2004

PRIDES CAPITAL PARTNERS, L.L.C.
By: Murray A. Indick
Managing Member

/s/ Murray A. Indick	/s/ Kevin A. Richardson, II
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

/s/ Henry J. Lawlor, Jr.	/s/ Charles E. McCarthy
Murray A. Indick	Murray A. Indick
Attorney-in-Fact	Attorney-in-Fact

/s/ Christian Puscasiu
Murray A. Indick
Attorney-in-Fact

CUSIP NO.011591680            SCHEDULE 13D

Exhibit A
JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the
Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.
Dated: September 3, 2004

PRIDES CAPITAL PARTNERS, L.L.C.
By: Murray A. Indick
Managing Member

/s/ Murray A. Indick	/s/ Kevin A. Richardson, II
Murray A. Indick	Murray A. Indick
Attorney-in-Fact

/s/ Henry J. Lawlor, Jr.	/s/ Charles E. McCarthy
Murray A. Indick	Murray A. Indick
Attorney-in-Fact	Attorney-in-Fact

/s/ Christian Puscasiu
Murray A. Indick
Attorney-in-Fact